Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-110944 of Cable Design Technologies Corporation on Form S-3 of our report (which expresses an unqualified opinion and contains an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) dated October 27, 2003, appearing in the Annual Report on Form 10-K of Cable Design Technologies Corporation for the year ended July 31, 2003 and of our report dated October 27, 2003 relating to the financial statement schedule appearing in Item 15 of the Annual Report on Form 10-K.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/    DELOITTE & TOUCHE LLP

March 12, 2004